Exhibit 99.1

Hercules Announces Fourth Quarter NII per Share of $0.43, Record Full-Year 2016 Financial Results and Quarterly Distribution of $0.31

per Share

Third Consecutive Quarter of Net Investment Income “NII” Exceeding Distribution by

138.7% and Fifth Consecutive Quarter of Investment Portfolio Growth

Year-End 2016 Debt Investment Portfolio of $1.38 Billion, at cost, exceeding the

Company’s Target Goal of $1.35 Billion

$0.43 per Share for 2016 of Projected Earnings Spillover or $34.2 Million, For a Third

Consecutive Year of Earnings Spillover

Q4 2016 Financial Highlights

•	NII of $33.1 million, or $0.43 per share

•	Adjusted NII of $25.1(1) million, or $0.33(1)(2) per share

•	New Debt and Equity Commitments of $213.1 million for Q4 2016

•	Total Gross Fundings of $219.2 million for Q4 2016

•	Total Investment Income of $47.5 million for Q4 2016

•	Distributable Net Operating Income “DNOI,” a non-GAAP measure, of $34.5 million, or $0.45 per share

•	Adjusted DNOI of $26.5(1) million, or $0.35(1) per share

•	14.4% GAAP Effective Yields

•	$203.0 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	Regulatory Leverage of 60.6% for Q4 2016, as compared to 62.7% at Q3 2016

Fiscal-Year 2016 Financial Highlights

•	Record Total Investment Income of $175.1 million, an increase of 11.4%, as compared to $157.1 million in the prior year

•	Record Net Investment Income “NII” of $100.3 million, or $1.34 per share, an increase of 36.5% as compared to $73.5 million, or $1.04 per share in the prior year

•	Adjusted NII of $92.3 million(1), or $1.24(1)(2) per share

•	Record Total Investment Assets of $1.42 billion, at value, an increase of 18.6%, as compared to $1.20 billion in the prior year

•	Record Total Debt Investments of $1.38 billion, at cost, an increase of 20.2%, as compared to $1.15 billion in the prior year

•	Debt and Equity Commitments of $816.0 million

•	Total Gross Fundings of $680.7 million

•	During 2016, the Company enhanced its liquidity by:

•	Raising $149.9 million in unsecured 6.25% bonds due 2024 (the “2024 Notes”).

•	Expanding its $300 million accordion credit facility with Wells Fargo Capital Finance (“WFCF”), adding two additional bank to this facility EverBank and AloStar Bank, $25.0 and $20.0 million, respectively, for a total credit capacity of $120.0 million

•	One and five-year Total Shareholder Returns “TSR” of 25.9% and 110.7%, respectively

•	13.3% Return on Average Equity “ROAE” (NII/Average Equity)

•	7.2% Return on Average Assets “ROAA” (NII/Average Assets)

(1)	Amount excludes the one-time benefit of the litigation settlement of $8.0 million
(2)	Adjusted NII is calculated as (NII - $8.0 million)/weighted average shares outstanding

PALO ALTO, Calif., February 23, 2017 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the fourth quarter and fiscal-year ended December 31, 2016.

The Company announced that its Board of Directors has declared a fourth quarter cash distribution of $0.31 per share, that will be payable on March 13, 2017, to shareholders of record as of March 6, 2017.

“2016 was an outstanding year for Hercules. We delivered consistently strong financial and operational results, which demonstrated the continued success of our premier venture lending franchise, culminating in several new historical records, and generating significant earnings spillover for the third consecutive year,” said Manuel A. Henriquez, founder, chairman and chief executive officer of Hercules. “Notably, we surpassed our full-year portfolio target of $1.35 billion in total debt investments, delivered remarkable fourth quarter operating performance on both a GAAP basis and on an adjusted basis with adjusted NII per share of $0.33 and adjusted NII margin of 53%, which excluded the benefit of our one-time litigation settlement, and maintained an outstanding adjusted return on average equity “ROAE” of 13.4%, driven by $219 million in new fundings. As a result of this success, combined with our considerably strong liquidity, we remain well positioned to continue growing our debt investment portfolio and have established a new portfolio target of $1.6 billion, subject to continued favorable market conditions.”

Henriquez continued, “During 2015, we made the critical decision to invest in our future and strengthen our organization, which caused our NII to fall below our existing distribution. However, we believed in our team and our franchise, and made those critical investments and relied upon our distribution spill-over to ensure we would not need to cut our distribution attributed to the shortfall. As you can see today, that decision was the right one for the benefit of our shareholders, as our NII earnings grew 65% from $0.20 per share in Q1 2015 to $0.33 in Q4 2016, while also building an earnings/distribution spill-over of approximately $0.43 for potential future distributions to our shareholders. By leveraging those key investments made in 2015 in both our infrastructure and our originations platform, it has allowed us to not only achieve the scale that drove our record results in 2016, but to continue to benefit our shareholders for years to come.”

Henriquez added, “These results reflect the hard work and diligent execution of our underwriting team, which generated new fundings of over $680 million in 2016, leading to total net investment portfolio growth of over $259 million for the year, despite strong early loan repayments totaling approximately $324 million. Our sizeable and growing debt investment portfolio continues to exemplify our strong brand reputation and industry leadership position as the largest BDC venture lender. Looking forward, we maintain a solid deal pipeline that provides a number of new opportunities to prudently and selectively deploy capital in our target markets.”

Henriquez concluded, “Finally, and in typical Hercules fashion, we continue to take proactive steps to focus on our business, strengthen our balance sheet and maintain access to liquidity for growth, at terms that are favorable for our shareholders. Within the first few weeks of 2017, we completed the issuance of a new Convertible Bond offering, which raised gross proceeds of $230 million and was upsized by more than 50 percent from an initial offering of $150 million due to the significant demand from institutional investors. This financing is not only accretive to shareholders, but expands our liquidity by an additional $115 million, after retiring our higher-cost bonds of $110 million, and will allow us to continue our growth through mid-2017 and beyond. In addition, we have remained active with our equity ATM program during the first few weeks of 2017, having successfully issued nearly $50 million of common stock above NAV for the benefit of our shareholders. This additional liquidity further allows us to effectively manage our leverage and amplify our liquidity for continued growth in our investment portfolio.”

Q4 2016 Review and Operating Results

Growth of Debt Investment Portfolio

Hercules had a strong Q4 2016, having successfully entered debt and equity commitments to thirteen (13) existing companies and nine (9) new companies, totaling $213.1 million, and gross fundings of $219.2 million.

During the quarter, Hercules realized higher-than-anticipated unscheduled early principal repayments of $67.2 million, along with normal scheduled amortization of $33.3 million, or $100.5 million in total debt repayments.

Net debt investment portfolio growth during the fourth quarter, on a cost basis, was $109.0 million, higher than our desired target, driven by a higher volume of newly funded commitments and milestone-based conversion of unfunded commitments.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q3 2016 to Q4 2016

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 9/30/16	$1,275.9	$69.1	$43.2	$1,388.2

New fundings(a)	204.3	13.1	1.8	219.2
Warrants not related to Q4 2016 fundings	-	-	0.4	0.4
Early payoffs(b)	(67.2)	-	-	(67.2)
Principal payments received on investments	(33.3)	-	-	(33.3)
Net changes attributed to conversions, liquidations, and fees	5.2	(0.6)	(0.4)	4.2

Net activity during Q4 2016	109.0	12.5	1.8	123.3

Balances at Cost at 12/31/16	$1,384.9	$81.6	$45.0	$1,511.5

Balances at Value at 9/30/16	$1,224.1	$68.8	$27.7	$1,320.6

Net activity during Q4 2016	109.0	12.5	1.8	123.3
Net change in unrealized appreciation / (depreciation)	(4.3)	(13.7)	(2.0)	(20.0)

Balances at Value at 12/31/16	$1,328.8	$67.6	$27.5	$1,423.9

(a)New fundings amount includes $7.1 million total new fundings associated with revolver loans during Q4 2016.

(b)Unscheduled paydowns include $1.5 million paydown on revolvers during Q4 2016.

Total Investment Portfolio: Q4 2015 to Q4 2016

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/15	$1,152.3	$59.2	$40.8	$1,252.3

New fundings(a)	654.4	20.2	6.1	680.7
Warrants not related to 2016 fundings	-	-	0.6	0.6
Early payoffs(b)	(324.0)	-	-	(324.0)
Principal payments received on investments	(111.2)	-	-	(111.2)
Net changes attributed to conversions, liquidations, and fees	13.4	2.2	(2.5)	13.1

Net activity during 2016	232.6	22.4	4.2	259.2

Balances at Cost at 12/31/16	$1,384.9	$81.6	$45.0	$1,511.5

Balances at Value at 12/31/15	$1,110.2	$67.4	$23.0	$1,200.6

Net activity during 2016	232.6	22.4	4.2	259.2
Net change in unrealized appreciation / (depreciation)	(14.0)	(22.2)	0.3	(35.9)

Balances at Value at 12/31/16	$1,328.8	$67.6	$27.5	$1,423.9

(a)New fundings amount includes $14.1 million total new fundings associated with revolver loans during 2016.

(b)Unscheduled paydowns include $31.3 million paydown on revolvers during 2016.

Debt Investment Portfolio Balance

(in millions)	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Ending Balance at Cost	$1,152.3	$1,241.8	$1,255.9	$1,275.9	$1,384.9

Weighted Average Balance	$1,107.1	$1,180.1	$1,209.0	$1,236.0	$1,322.0

As of December 31, 2016, 91.8% of the Company’s debt investments were in a “true first-lien” senior secured position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio was 14.4% during Q4 2016, down slightly from the previous quarter of 14.6%, due to a lower level of unscheduled early debt repayments. We had $84.2 million of unscheduled early debt repayments in Q3 2016 compared to $67.2 million in Q4 2016, or a decrease of 20.2%. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, and other one-time events. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were steady at 12.9% during Q4 2016, and within our 2016 expected normalized levels of 12.5% to 13.5%. We are anticipating that in 2017, our new expected normalized range to be 12.25 to 13.25%. Hercules defines Core Yield as yields that generally exclude any benefit from income related to early debt repayments attributed to the acceleration of unamortized income and prepayment fees, and includes income from expired commitments.

Income Statement

Total investment income increased 20.6% for Q4 2016 to $47.5 million, compared to $39.4 million in Q4 2015. The increase is primarily attributable to debt investment portfolio growth, and a greater weighted average principal outstanding of the Company’s debt investment portfolio between the periods.

Non-interest and fees expenses increased to $12.3 million in Q4 2016 versus $9.8 million for Q4 2015. The increase was primarily due to changes in variable compensation related to origination activities and stock-based compensation.

Interest expense and fees were $10.1 million, compared to $9.5 million in Q4 2015. The increase was primarily due to the issuance of $149.9 million of our 6.25% 2024 Notes during the period, offset by the retirement of our Convertible Debt and paydowns on our 2019 Notes in the prior year.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.9% in Q4 2016 versus 6.2% during Q4 2015. The decrease was primarily related to a reduction in the acceleration of unamortized fees from the retirement of $60 million of our 7.0% 2019 Notes in 2015, offset by the issuance of $149.9 million of 6.25% 2024 Notes during 2016.

NII – Net Investment Income

NII for Q4 2016 increased to $33.1 million, or $0.43 per share, based on 76.9 million basic weighted average shares outstanding, compared to $20.1 million, $0.28 per share, based on 71.2 million basic weighted average shares outstanding in Q4 2015. Removing the one-time benefit of the litigation income of $8.0 million, our adjusted Q4 2016 performance was very strong at $25.1 million or $0.33 per share, which was a 25% improvement over Q4 2015. The increase is primarily attributable to the increase in the weighted average loan balance and the decrease in total operating expenses compared to the prior year period.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q4 2016 was $34.5 million or $0.45 per share, compared to $22.3 million, or $0.31 per share, in Q4 2015. The increase is primarily attributable to the one-time benefit of the litigation income, the increase in the weighted average loan balance offset by decrease in unscheduled early debt repayment fees and accelerations, as well as a slightly lower amount of stock-based compensation, compared to the prior year period.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Since Hercules’ first origination activities commencing in October 2004, the aggregate net realized loss (including warrant and equity gains) on investments, through December 31, 2016, totaled ($2.3) million, on a GAAP basis. When compared to cumulative new debt commitments during the same period of over $6.5 billion, the net cumulative realized loss since inception represents approximately 4 basis points “bps” or 0.04% of cumulative debt commitments, or an effective approximate annualized loss rate of 0 bps or 0.00%.

Realized Gains/(Losses)

During Q4 2016, Hercules had net realized gains of $1.1 million, which consisted of gross realized gains of $1.6 million primarily from the sale of four equity positions. These gains were partially offset by gross realized losses of ($0.4) million primarily from the write-off of four warrants and equity investments.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended December 31, 2016
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$(15.3)	$(7.4)	$(0.7)	$(23.3)
Reversals of Prior Period Collateral Based Impairments	10.2	—	0.5	10.7
Reversals due to Debt Payoffs & Warrant/Equity Sales	0.7	(0.8)	0.2	0.1

Sub-total Collateral Based Impairments	(4.4)	(8.2)	—	(12.5)

Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	(1.6)	(2.6)	(1.4)	(5.6)
Level 3 Assets	1.7	(2.9)	(0.6)	(1.8)

Sub-total Fair Value Market/Yield Adjustments	0.1	(5.5)	(2.0)	(7.4)

Net Unrealized Appreciation/(Depreciation)*	$(4.3)	$(13.7)	$(2.0)	$(19.9)

*Excludes unrealized depreciation from escrow receivable and taxes payable

During Q4 2016, we recorded ($19.9) million of net unrealized depreciation from our debt, equity and warrant investments. Approximately ($4.3) million was net unrealized depreciation on our debt investments.

Approximately ($13.7) million was attributed to net unrealized depreciation on our equity investments and approximately ($2.0) million was attributed to net unrealized depreciation on our warrant investments primarily due to ($0.8) million of unrealized depreciation on our private portfolio companies and approximately ($1.4) million of unrealized depreciation on our public portfolio.

Liquidity and Capital Resources

The Company ended Q4 2016 with $203.0 million in available liquidity, including $13.0 million in unrestricted cash and cash equivalents, and $190.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements. This was further enhanced by the $230 million Convertible Bond issued in early Q1 2017, which will partially be used to fully tender and retire our $110.4 million 7.00% 2019 Notes.

During Q4 2016, Hercules sold 3.2 million shares of common stock under its At-the-Market “ATM” equity distribution agreement, for total accumulated net proceeds of $42.7 million, all accretive to net asset value. For 2016, Hercules sold 7.3 million shares of common stock for total net proceeds of $92.8 million, all issuances accretive to net asset value.

During Q4 2016, we entered into the debt capital markets with our ATM debt distribution program, selling 317,125 of our par $25.00 bonds for total net proceeds of $8.0 million.

Bank Facilities

As of December 31, 2016, Hercules has two committed credit facilities with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE: WFC) and Union Bank for $120.0

million and $75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at December 31, 2016 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor. Total outstanding at the end of Q4 2016 was $5.0 million, which was fully repaid in January 2017.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our SBA debentures was 60.6%, as of December 31, 2016. Hercules’ GAAP leverage ratio, including our SBA debentures, was 84.7%, as of December 31, 2016.

Hercules has an SEC order granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $310.5 million to its balance sheet as of December 31, 2016, bringing the maximum potential leverage to $978.1 million, or 124.1% (1.24:1), if it had access to such additional leverage.

As of December 31, 2016, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 265.0%, excluding the SBIC debentures, as a result of our exemptive order from the SEC.

Available Unfunded Commitments – Representing only 4.3% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2016, the Company had $59.7 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 4.3% of Hercules’ debt investment balance, at cost. This was decreased from the previous quarter of $73.9 million of available unfunded commitments at the request of the portfolio company or 5.8% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

Hercules finished Q4 2016 with $55.0 million in signed non-binding term sheets outstanding to four new companies. Since the close of Q4 2016 and as of February 20, 2017, Hercules closed debt and equity commitments of $72.9 million to new and existing portfolio companies, and funded $67.5 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of December 31, 2016, the Company’s net assets were $787.9 million, compared to $753.6 million at the end of Q3 2016, an increase of 4.6%. Net asset value per share increased to $9.90 on 79.6 million outstanding shares as of December 31, 2016, compared to $9.86 on 76.4 million outstanding shares as of September 30, 2016. The change in net assets and NAV per share was primarily attributed to the accretive issuance of equity under our ATM program above NAV, which added approximately $0.14 to NAV, and the change in unrealized depreciation in the Q4 2016.

Portfolio Asset Quality

As of December 31, 2016, the weighted average grade of the debt investment portfolio, on a cost basis, was 2.41, compared to 2.32 as of September 30, 2016, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3 rated investments.

Our policy is to lower the grading on our portfolio companies as they approach the point in time when they will require additional equity capital. Additionally, we may downgrade our portfolio companies if they are not meeting our financing criteria or are underperforming relative to their respective business plans. Various companies in our portfolio will require additional funding in the near term or have not met their business plans and therefore have been downgraded until their funding is complete or their operations improve.

The change in weighted average investment grading as of December 31, 2016 from September 30, 2016 is due to the increase in Grade 5 investments between the periods, primarily due to one portfolio company.

As of December 31, 2016, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q4 2015 - Q4 2016 ($ in millions)
	Q4 2015		Q1 2016		Q2 2016		Q3 2016		Q4 2016
Grade 1 - High	215.2	19.4%	287.4	23.8%	328.1	27.1%	269.8	22.0%	275.8	20.8%
Grade 2	759.3	68.4%	636.0	52.7%	602.9	49.8%	516.5	42.3%	590.5	44.4%
Grade 3	44.8	4.0%	202.2	16.8%	226.9	18.7%	372.0	30.4%	329.4	24.8%
Grade 4	34.2	3.1%	40.4	3.4%	43.0	3.5%	40.8	3.3%	58.9	4.4%
Grade 5 - Low	56.7	5.1%	39.7	3.3%	10.9	0.9%	25.1	2.0%	74.2	5.6%
Weighted Avg.	2.16		2.17		2.11		2.32		2.41

As of December 31, 2016, the Company had five debt investments on non-accrual with a cumulative investment cost and approximate fair value of $43.9 million and $6.2 million, respectively, or 2.9% and 0.4% as a percentage of our total investment portfolio at cost and value, respectively. As of September 30, 2016, the Company had six debt investments on non-accrual with cumulative investment cost and fair value of approximately $46.2 million and $9.3 million, respectively.

	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Total Investments at Cost	$1,252.3	$1,344.3	$1,369.4	$1,388.2	$1,511.5

Loans on non-accrual as a % of Total
Investments at Value	1.9%	2.1%	0.2%	0.7%	0.4%

Loans on non-accrual as a % of Total	3.8%	3.7%	2.5%	3.3%	2.9%
Investments at Cost

High Asset Sensitivity – Expected Increase in PRIME Rate Will Benefit Hercules Significantly – Will Help Drive Future Earnings Growth

We have purposely constructed a very asset sensitive debt investment portfolio and have structured our debt borrowings for any eventual increases in market rates that may occur in the near future. With 92.1% of our debt investment portfolio being priced at floating interest rates as of December 31, 2016, with a Prime or LIBOR-based interest rate floor, coupled with 99.2% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of December 31, 2016, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in our debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25 bps increase in the Prime Rate to contribute approximately $1.9 million, or $0.02 per share, of net investment income.

(in thousands)	Interest	Interest	Net	EPS(1)
Basis Point Change	Income	Expense	Income
25	$1,958	$39	$1,919	$0.02
50	$4,058	$77	$3,981	$0.05
75	$6,472	$116	$6,356	$0.08
100	$9,084	$155	$8,929	$0.12
200	$20,187	$309	$19,878	$0.26
300	$32,329	$464	$31,865	$0.41

(1) EPS calculated on basic weighted shares outstanding of 76,931

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 58 portfolio companies with a fair value of $67.6 million and a cost basis of $81.6 million as of December 31, 2016. On a fair value basis, 25.5% or $17.3 million is related to existing public equity positions, primarily concentrated in Box, Inc., which had a fair value of $8.5 million, compared to a cost basis of $4.7 million, at December 31, 2016.

Warrant Portfolio

Hercules held warrant positions in 140 portfolio companies with a fair value of $27.5 million and a cost basis of $45.0 million as of December 31, 2016. Hercules’ historical realized gross warrant/equity multiples generally range from 1.0x to 29.2x, with an average historical gross warrant/equity multiple of 3.74x and a weighted average fully realized internal rate of return (“IRR”) of approximately 24.2%.

Portfolio Company IPO and M&A Activity in Q4 2016

IPO Activity

1.	As of December 31, 2016, Hercules held warrant and equity positions in four (4) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

•	Four companies filed confidentially under the JOBS Act.

•	Subsequent to December 31, 2016, two additional companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.

In November 2016, Hercules’ portfolio company FanDuel Inc. announced a merger agreement with sports technology company DraftKings, Inc. The transaction is expected to close in 2017. Financial terms were not disclosed. The transaction is subject to customary closing conditions and regulatory approvals.

2.

Hercules’ portfolio company IronPlanet, a leading online marketplace for used heavy equipment and other durable assets, announced that it had entered into a definitive agreement on August 29, 2016 under which Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA), the world’s largest industrial auctioneer and a leading equipment distributor, is expected to acquire IronPlanet for approximately US $758.5 million, subject to customary closing adjustments. Hercules initially committed $37.5 million in venture debt financing to IronPlanet in October 2014. Hercules currently holds warrants for 1.2 million shares of Preferred Series D stock, as of December 31, 2016.

3.

In early January 2017, Easterly Acquisition Corp. (NASDAQ: EACQU) terminated its proposed merger with Hercules’ portfolio company Sungevity, Inc. Consequently, Easterly will not proceed with the issuance and sales of its shares as contemplated by the merger agreement. After the termination of the its merger agreement, Sungevity embarked on a process to evaluate its various strategic options and has retained the services of an investment banking firm to assist them with providing strategic corporate advice, supplementing its capital base, and advising on potential M&A opportunities. Hercules has recently participated in a strategic financing round with a group of existing investors as the company completes its reviews of its many options.

4.

In January 2017, Hercules’ portfolio company Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK) announced that it had entered into a definitive asset and sale agreement with Ipsen (Euronext: IPN; ADR:IPSEY). Merrimack intends to use part of the proceeds to extinguish the $175.0 million in outstanding Senior Secured Notes due in 2022. Hercules anticipates the transaction to be completed by the end of Q1 2017, including the potential repayment of its outstanding debt obligation.

5.

In February 2017, Hercules’ portfolio company Jaguar Animal Health, Inc. (NASDAQ: JAGX) entered a binding merger agreement with Napo Pharmaceuticals, a company that focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners.

6.

In February 2017, two additional Hercules portfolio companies (NastyGal and JumpStart) are actively engaging in confidential M&A activities, which if completed could result in significant recovery of previously impaired loans. Financial terms were not disclosed. However, M&A negotiations are subject to many factors and hard to predict as to if or when they will be completed, if at all.

Dividends

The Board of Directors has declared a fourth quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 46th consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $12.78 per share. The following shows the key dates of our fourth quarter 2016 distribution payment:

Record Date             March 6, 2017

Payment Date          March 13, 2017

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special distribution, or fifth distribution, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended December 31, 2016, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2016 distributions to stockholders will be.

Subsequent Events

1.	As of February 20, 2017, Hercules has:

a.	Closed debt and equity commitments of $72.9 million to new and existing portfolio companies, and funded $67.5 million since the close of the third quarter.

b.	Pending commitments (signed non-binding term sheets) of $60.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-17 Closed Commitments (as of February 20, 2017)(a)	$72.9
Q1-17 Pending Commitments (as of February 20, 2017) (b)	$60.0
Year-to-date 2017 Closed and Pending Commitments	$132.9

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.

Subsequent to December 31, 2016 and as of February 20, 2017, the Company sold 3.3 million shares of common stock for total accumulated net proceeds of approximately $47.1 million under its ATM equity distribution agreement, all accretive to net asset value at a price-to-book of 1.42x. As of February 20, 2017 approximately 751,000 shares remain available for issuance and sale under the equity distribution agreement.

3.	Subsequent to December 31, 2016 and as of February 20, 2017, the Company sold 225,475 of its par $25.00 bonds for net proceeds of approximately $5.7 million under its ATM debt distribution agreement.

4.

Subsequent to December 31, 2016, the Company issued $230.0 million of 4.375% Convertible Senior Notes due 2022, which amount includes the additional $30 million aggregate principal amount of Convertible Senior Notes issued pursuant to the initial purchaser’s exercise in full of its overallotment option. The Convertible Senior Notes were sold only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 144A under the Securities Act.

5.

In January 2017, the Company announced its intent to redeem 100% or approximately $110.4 million (face value) in remaining issued and outstanding aggregate principal amount of the Company’s 7.00% Notes due 2019 (CUSIP No. 427096888 and 427096870) (the “2019 Notes”). The 2019 Notes trade on the New York Stock Exchange under the ticker symbols “HTGY” and “HTGZ.” The redemption price will be par $25.00 per Note plus accrued and unpaid interest through, but excluding, the redemption date, February 24, 2017. The one-time acceleration expense associated with the redemption of the 2019 Notes is approximately $1.5 million.

6.

In November 2016, Hercules’ portfolio company Nasty Gal, filed for Voluntary Chapter 11 Bankruptcy Protection. Hercules’ agreements with Nasty Gal have affirmative and negative covenants and events of defaults customary for a senior secured lending transaction of this nature. In February 2017, the U.S. Bankruptcy Court approved a $20.0 million offer from online fashion retailer Boohoo.com to acquire Nasty Gal. Hercules anticipates a full recovery of its outstanding loan obligation from Nasty Gal, subject to final bankruptcy court confirmation.

7.

In January 2017, Hercules sold its remaining 611,442 shares in Box, Inc. for a net realized gain of $4.0 million (cost basis of $4.7 million, $8.7 million in net proceeds). From Q3 2015 to Q1 2017, Hercules sold 1,464,747 shares in Box for a total net realized gain of $15.0 million (cost basis of $5.8 million, total proceeds of $20.8 million).

Conference Call

Hercules has scheduled its fourth quarter and full-year 2016 financial results conference call for February 23, 2017 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 65328328 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 653283328.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.5 billion to over 370 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of:

•	7.00% Unsecured Notes due April 2019 (NYSE: HTGZ)
•	7.00% Unsecured Notes due September 2019 (NYSE: HTGY)
•	6.25% Unsecured Notes due July 2024 (NYSE: HTGX)

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	December 31, 2016	December 31, 2015
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,475,918 and $1,238,539, respectively)	1,414,210	1,192,652
Control investments (cost of $22,958 and $0, respectively)	4,700	-
Affiliate investments (cost of $13,010 and $13,742, respectively)	5,032	7,986

Total investments, at value (cost of $1,511,526 and $1,252,281, respectively)	1,423,942	1,200,638
Cash and cash equivalents	13,044	95,196
Restricted cash	8,322	9,191
Interest receivable	11,614	9,239
Other assets	7,282	9,720

Total assets	$1,464,204	$1,323,984

Liabilities
Accounts payable and accrued liabilities	$21,463	$17,241
Convertible Notes, net (principal of $0 and $17,604) (1)	-	17,478
Credit Facilities	5,016	50,000
2021 Asset-Backed Notes, net (principal of $109,205 and $129,300, respectively) (1)	107,972	126,995
2019 Notes, net (principal of $110,364 and $110,364, respectively) (1)	108,818	108,179
2024 Notes, net (principal of $252,873 and $103,000, respectively) (1)	245,490	100,128
Long- Term SBA Debentures, net (principal of $190,200 and $190,200, respectively) (1)	187,501	186,829

Total liabilities	$676,260	$606,850

Net assets consist of:
Common stock, par value	80	73
Capital in excess of par value	839,657	752,244
Unrealized depreciation on investments(2)	(89,025)	(52,808)
Accumulated undistributed realized gains on investments	37,603	27,993
Distributions in excess of net investment income	(371)	(10,368)

Total net assets	$787,944	$717,134

Total liabilities and net assets	$1,464,204	$1,323,984

Shares of common stock outstanding ($0.001 par value, 200,000,000 and 100,000,000 authorized, respectively)	79,555	72,118
Net asset value per share	$9.90	$9.94

(1) The Company’s SBA Debentures, 2019 Notes, 2024 Notes, 2021 Asset-Backed Notes, and Convertible Senior Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

(2) Amounts include $1.4 million and $1.2 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, estimated taxes payable and Citigroup warrant participation agreement liabilities.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Investment income:
Interest income
Non-control/Non-affiliate investments	$42,602	$34,058	$158,489	$139,919
Control investments	63	—	$78	—
Affiliate investments	15	69	160	347

Total interest income	42,680	34,127	158,727	140,266

Fee Income
Non-control/Non-affiliate investments	4,787	5,253	16,138	16,865
Control investments	5	—	6	—
Affiliate investments	—	—	—	1

Total fees	4,792	5,253	16,324	16,866

Total investment income	47,472	39,380	175,051	157,132
Operating expenses:
Interest	8,710	7,591	32,016	30,834
Loan fees	1,345	1,889	5,042	6,055
General and administrative	4,010	4,468	16,106	16,658
Employee compensation:
Compensation and benefits	6,863	3,091	22,500	20,713
Stock-based compensation	1,427	2,204	7,043	9,370

Total employee compensation	8,290	5,295	29,543	30,083

Total operating expenses	22,355	19,243	82,707	83,630
Other income (loss)	8,000	—	8,000	(1)

Net investment income	33,117	20,137	100,344	73,501
Net realized gain on investments
Non-control/Non-affiliate investments	1,148	(3,277)	4,576	5,147

Total net realized gain on investments	1,148	(3,277)	4,576	5,147

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(18,694)	(3,325)	(29,970)	(36,839)
Control investments	(604)	—	(4,025)	—
Affiliate investments	(576)	635	(2,222)	1,107

Total net unrealized depreciation on investments	(20,144)	(2,690)	(36,217)	(35,732)

Total net realized and unrealized loss	(18,996)	(5,967)	(31,641)	(30,585)

Net increase in net assets resulting from operations	$14,121	$14,170	$68,703	$42,916

Net investment income before investment gains and losses per common share:
Basic	$0.43	$0.28	$1.34	$1.04

Change in net assets resulting from operations per common share:
Basic	$0.18	$0.20	$0.91	$0.60

Diluted	$0.18	$0.20	$0.91	$0.59

Weighted average shares outstanding
Basic	76,931	71,205	73,753	69,479

Diluted	76,968	71,239	73,775	69,663

Distributions declared per common share:
Basic	$0.31	$0.31	$1.24	$1.24

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,

Reconciliation of Net Investment Income to DNOI	2016	2015

Net investment income	$33,117	$20,137
Stock-based compensation	1,427	2,204

DNOI	$34,544	$22,341

DNOI per share- weighted average common shares
Basic	$0.45	$0.31

Weighted average shares outstanding
Basic	76,931	71,205

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

December 31, 2016

Total Debt (Principal Outstanding)	$667,658
Cash and cash equivalents	(13,044)

Numerator: net debt (total debt less cash and cash equivalents)	$654,614

Denominator: Total net assets	$787,944
Net Leverage Ratio	83.1%

Net leverage ratio is calculated by deducting the outstanding cash at December 31, 2016 of $13.0 million from total debt of $667.7 million divided by our total equity of $787.9 million, resulting in a net leverage ratio of 83.1%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.